SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549



                                 FORM 11-K
                               ANNUAL REPORT



                         Pursuant to Section 15(d)
                                    of
                    The Securities Exchange Act of 1934
                For the fiscal year ended December 31, 1993




                         SAVINGS & INVESTMENT PLAN
                         (Full title of the plan)



                     NATIONAL SANITARY SUPPLY COMPANY
       (Name of issuer of the securities held pursuant to the plan)

      2900 Chemed Center, 255 E. 5th Street, Cincinnati, Ohio  45202
                  (Address of principal executive office)

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                              SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee of the Savings & Investment Plan has caused this annual report to be signed by the undersigned thereunto duly authorized.

                                   SAVINGS & INVESTMENT PLAN



                              By:  /s/ Gary H. Sander
                                   -------------------------
                                   Gary H. Sander
                                   Administrative Committee


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